Issuer Free Writing Prospectus dated December 14, 2021

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated December 6, 2021

Registration Statement No. 333-261204

Samsara Inc.

This free writing prospectus relates to the Class A common stock of Samsara Inc. (the “Company”) and should be read together with the preliminary prospectus dated December 6, 2021 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement (“Amendment No. 1”) on Form S-1 (File No. 333-261204) relating to the offering of such securities. Amendment No. 1 may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001642896/000119312521348620/d261594ds1a.htm. This free writing prospectus supplements and updates the information contained in the Preliminary Prospectus. You should read the Preliminary Prospectus carefully, including the section entitled “Risk Factors,” before deciding to invest in the Company’s Class A common stock. Capitalized and other terms used but not defined herein have the meanings set forth in the Preliminary Prospectus.

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Samsara Inc.

35,000,000 Shares of Class A Common Stock

Issuer:	Samsara Inc.

Symbol:	IOT

Size (Pre-Greenshoe):	$805,000,000

Base Shares Offered:	35,000,000 (100% Primary)

Greenshoe Shares Offered:	5,250,000 (100% Primary)

Price to Public:	$23.00 per share

Pricing Date:	December 14, 2021

Closing Date:	December 17, 2021

CUSIP No:	79589L 106

Lead Bookrunning Managers:	Morgan Stanley Goldman Sachs & Co. LLC J.P. Morgan Allen & Company LLC

Bookrunning Managers:	RBC Capital Markets Wells Fargo Securities Evercore ISI William Blair

Co-Managers:	Cowen Wolfe | Nomura Alliance Academy Securities Loop Capital Markets R. Seelaus & Co., LLC Ramirez & Co., Inc. Siebert Williams Shank

The Company has requested that the underwriters make issuer directed allocations of 3,995,652 shares of Class A common stock to certain entities affiliated with Andreessen Horowitz and 2,000,000 shares of Class A common stock to certain entities affiliated with General Catalyst, each of which is affiliated with certain of our directors, and 700,000 shares of Class A common stock to other investors, including existing investors of the Company.

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The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which became effective on December 14, 2021. Before you invest, you should read the Preliminary Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the Company’s initial public offering of its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the prospectus if you request it from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; or Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue, New York, NY 10022, by telephone at (212) 339-2220 or by email at allenprospectus@allenco.com.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or other jurisdiction.